This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but it is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-150298
SUBJECT TO COMPLETION, DATED JANUARY 27, 2011
Prospectus Supplement
(To Prospectus Dated January 27, 2011)

$676,378,000

% Remarketed Junior Subordinated Notes due 2016

This prospectus supplement relates to the remarketing of $676,378,000 aggregate principal amount of     % Remarketed Junior Subordinated Notes, due 2016 (the “Remarketed Notes”). We issued the Remarketed Notes originally as 5.539% Remarketable Junior Subordinated Notes, due 2042 (the “Junior Subordinated Notes”), to USB Capital IX, a Delaware statutory trust (the “Trust”), in connection with the offering of our 6.189% Fixed-to-Floating Rate Normal Income Trust Securities, liquidation amount $1,000 per security (“Normal ITS”), in March 2006. The corresponding assets for each Normal ITS initially consisted of $1,000 principal amount of Junior Subordinated Notes and a 1/100th, or $1,000, interest in a stock purchase contract between the Trust and U.S. Bancorp. Under each stock purchase contract, the Trust agreed to purchase, and we agreed to sell, on the stock purchase date, one share of our Series A Non-Cumulative Perpetual Preferred Stock, $100,000 liquidation preference per share (“Preferred Stock”), for $100,000. We expect the stock purchase date to be April 15, 2011. In June 2010, we completed an exchange offer related to the Normal ITS followed by the cancellation of $574,622,000 aggregate principal amount of Junior Subordinated Notes corresponding to the Normal ITS acquired by us in the exchange offer. The $676,378,000 aggregate principal amount of Junior Subordinated Notes that are the subject of this remarketing represent the total aggregate principal amount of Junior Subordinated Notes that remain outstanding after the exchange offer and held by the Trust for the benefit of holders of Normal ITS.

In connection with the remarketing, the interest rate on the Junior Subordinated Notes will be reset to     % and the stated maturity shortened to          , 2016, along with certain other changes. The Remarketed Notes are not subject to redemption at our option or to repayment at the option of the holder at any time prior to the maturity date. The Remarketed Notes are subordinate and junior in right of payment and upon liquidation to our senior and subordinated indebtedness.

Interest on the Remarketed Notes will accrue at     % per annum, effective from and after February 1, 2011. We will pay interest on the Remarketed Notes in cash semi-annually in arrears on February 1 and August 1 of each year to the holders of record as of the immediately preceding January 15 or July 15, as the case may be. The first such interest payment on the Remarketed Notes will be made by us on August 1, 2011. We may on one or more occasions, defer the semi-annual interest payments on the Remarketed Notes at any time or from time to time as described in this prospectus supplement. Additionally, accrued and unpaid interest on the Remarketed Notes from, and including, the last interest payment date of October 15, 2010 to, but excluding, February 1, 2011 will be paid by us on February 1, 2011, the remarketing settlement date, to the Trust, as the record holder of the Remarketed Notes as of January 15, 2011.

The Remarketed Notes are being remarketed through Deutsche Bank Securities Inc. and the other remarketing agents named herein (each, a “Remarketing Agent” and together, the “Remarketing Agents”) pursuant to a remarketing agreement dated January   , 2011 (the “Remarketing Agreement”) among Deutsche Bank Securities Inc., as representative of the Remarketing Agents, U.S. Bancorp and the Trust. The net proceeds from a successful remarketing will be placed in an interest-bearing deposit with U.S. Bank National Association and such deposit will be pledged to secure the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts. We have authorized one or more of our affiliates to participate in the remarketing and submit orders to purchase up to 30% of the Remarketed Notes.

Investing in the Remarketed Notes involves risks.  See below under the caption “Risk Factors” beginning on page S-9 for a discussion on certain risks that you should consider in connection with an investment in the Remarketed Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Remarketed Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Remarketed Note	Total

Price to the Public(1)	%	$
Remarketing Fee to Remarketing Agents	%	$
Net Proceeds(2)	%	$

(1)	Plus accrued interest from and including , 2011, if settlement occurs after that date.

(2)	We will not directly receive any proceeds in the remarketing. The Trust will receive the proceeds from the remarketing and will use such amount to settle the stock purchase contracts on behalf of holders of Normal ITS. See below under the captions “Use of Proceeds” and “Relationship of the Normal ITS to the Remarketing” in this prospectus supplement.

The Remarketing Agents expect that the Remarketed Notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Banking, société anonyme or Euroclear Bank, S.A./N.V., on or about          , 2011. Our affiliate, U.S. Bancorp Investments, Inc., may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Remarketed Notes in the secondary market. U.S. Bancorp Investments, Inc. may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

Joint Lead Remarketing Agents

Deutsche Bank Securities Structuring Advisor
Credit Suisse
U.S. Bancorp Investments, Inc.

The date of this prospectus supplement is January   , 2011.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus. This prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus may be used only for the purpose for which they have been prepared. No one is authorized to give information other than that contained in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus and in the documents referred to in this prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus and which are made available to the public. We have not, and the Remarketing Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and the Remarketing Agents are not, making an offer to sell the Remarketed Notes in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, any related issuer free writing prospectus, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus supplement, any related issuer free writing prospectus and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the Remarketing Agents, to subscribe for and purchase any of the Remarketed Notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See below under the caption “Offering Restrictions” in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, including the information incorporated by reference herein, along with the accompanying prospectus carefully before investing in the Remarketed Notes. This prospectus supplement contains the terms of this remarketing of Remarketed Notes. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in this prospectus supplement may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference, in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “U.S. Bancorp,” “we,” “our,” or “us” refer to U.S. Bancorp., together with its direct and indirect subsidiaries and references to the Trust mean USB Capital IX. Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. Information furnished under Item 2.02 and Item 7.01 of our Current Reports on Form 8-K is not incorporated by reference in this prospectus supplement and accompanying prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” until we or any of the Remarketing Agents sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	Current Reports on Form 8-K filed January 20, 2010 (two reports), February 4, 2010, February 18, 2010, March 10, 2010, April 20, 2010 (two reports), April 22, 2010, May 10, 2010, June 8, 2010, June 10, 2010, July 21, 2010, October 14, 2010, November 2, 2010, November 15, 2010, November 19, 2010 and January 19, 2011 (other than, in each case, information that is deemed furnished or otherwise not to have been filed in accordance with SEC rules).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions.

These forward-looking statements cover, among other things, anticipated future revenue and expenses and our future plans and prospects. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues and the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by increased regulation of financial institutions or other effects of recently enacted or future legislation, and by changes in the competitive landscape. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to the section entitled “Risk Factors” in this prospectus supplement and to our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

SUMMARY

This summary contains basic information about us and this remarketing. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the Remarketed Notes, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Remarketed Notes. To the extent the information included or incorporated by reference in this prospectus supplement is inconsistent with the information in the accompanying prospectus, you should rely on the information included or incorporated by reference in this prospectus supplement. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Remarketed Notes is appropriate for you.

U.S. Bancorp

We are a multi-state financial holding company headquartered in Minneapolis, Minnesota. We were incorporated in Delaware in 1929 and operate as a financial holding company and a bank holding company under the Bank Holding Company Act of 1956. We provide a full range of financial services through our subsidiaries, including lending and depository services, cash management, foreign exchange and trust and investment management services. Our subsidiaries also engage in credit card services, merchant and automated teller machine processing, mortgage banking, insurance, brokerage and leasing services. We are the parent company of U.S. Bank National Association and U.S. Bank National Association ND.

Our principal executive offices are located at 800 Nicollet Mall, Minneapolis, Minnesota 55402, and our telephone number is (612) 303-0799.

USB Capital IX

USB Capital IX, or the “Trust,” is a statutory trust organized under Delaware law by the trustees and us. We are the sole holder of all of the common securities, or “Trust Common Securities,” of the Trust. The Trust was established solely for the following purposes:

•	issuing Normal ITS and Trust Common Securities;

•	investing the gross proceeds of the Normal ITS and the Trust Common Securities in Junior Subordinated Notes;

•	entering into a stock purchase contract agreement with us, pursuant to which the Trust presently owns 6,763.78 stock purchase contracts, each a “Stock Purchase Contract,” each of which obligates the Trust to purchase, and us to sell, one share of Preferred Stock having a stated amount of $100,000;

•	holding Junior Subordinated Notes, certain U.S. treasury securities, and an interest-bearing deposit with U.S. Bank National Association, and pledging them to secure the Trust’s obligations under the Stock Purchase Contracts;

•	selling Junior Subordinated Notes in a remarketing;

•	using the proceeds from any remarketing to purchase the Preferred Stock pursuant to the Stock Purchase Contracts on a date, or “Stock Purchase Date,” that we expect to be April 15, 2011, and holding it thereafter; and

•	engaging in other activities that are directly related to the activities described above.

The Trust’s business and affairs are conducted by its trustees, each appointed by us as sponsor of the Trust. The trustees are Wilmington Trust Company, as the “Property Trustee,” and also as the Delaware trustee and two or more individual trustees, or “administrative trustees,” who are employees or officers of or affiliated with us.

On June 10, 2010, we completed an exchange offer related to the Normal ITS. In the aggregate, we issued 574,622 depositary shares, each representing a 1/100th interest in a share of our Preferred Stock, for 574,622 outstanding Normal ITS, representing $574,622,000 aggregate liquidation amount of Normal ITS. We also conducted a consent solicitation in connection with the exchange offer, whereby we obtained consent from the holders of Normal ITS to allow for the cancellation of Junior Subordinated Notes and related Stock Purchase Contracts corresponding to the Normal ITS acquired by us in the exchange offer. As a result of the exchange offer, $574,622,000 aggregate principal amount of Junior Subordinated Notes were released from their pledge and cancelled by us, along with the corresponding Stock Purchase Contracts. The $676,378,000 aggregate principal amount of Junior Subordinated Notes that are the subject of this remarketing represent the total aggregate principal amount of all Junior Subordinated Notes that remain outstanding after the exchange offer and held by the Trust for the benefit of holders of Normal ITS.

The principal executive office of the Trust is c/o U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, and the Trust’s telephone number is (612) 303-0799.

Recent Developments

On January 19, 2011, we issued a press release announcing results for the fourth quarter ended December 31, 2010. Further information relating to our financial results for the fourth quarter of 2010 is contained in the portion of our Current Report filed on Form 8-K on January 19, 2011 and referred to above under the caption “Where You Can Find More Information.”

The Remarketing

Issuer	U.S. Bancorp

Securities Remarketed	$676,378,000 aggregate principal amount of % Remarketed Junior Subordinated Notes due 2016 (the “Remarketed Notes”).

Maturity Date	, 2016

Interest Rate	Interest on the Remarketed Notes will accrue at % per annum, effective from and after February 1, 2011. We will pay interest on the Remarketed Notes in cash semi-annually in arrears on February 1 and August 1 of each year to the holders of record as of the immediately preceding January 15 or July 15, as the case may be. The first such interest payment on the Remarketed Notes will be made by us on August 1, 2011. Additionally, accrued and unpaid interest on the Remarketed Notes from, and including, the last interest payment date of October 15, 2010 to, but excluding, February 1, 2011 will be paid by us on February 1, 2011, the remarketing settlement date, to the Trust, as the record holder of the Remarketed Notes as of January 15, 2011.

Interest Deferral	We may on one or more occasions, defer the semi-annual interest payments on the Remarketed Notes at any time or from time to time. See below under the caption “Certain Terms of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement. Any deferral period must end on an interest payment date and a deferral of interest payments cannot extend beyond the maturity date of the Remarketed Notes. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to certain limitations.

We will provide to the indenture trustee and the paying agent for the Remarketed Notes notice of our election to begin or extend a deferral period at least 10 business days prior to the date interest on the Remarketed Notes would have been payable except for the election to begin or extend the deferral period.

As described below under the caption “Certain Terms of the Remarketed Notes — Option to Defer Interest Payments,” during any such deferral period we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock.

The Remarketing	We issued the Remarketed Notes originally as 5.539% Remarketable Junior Subordinated Notes, due 2042 (“Junior Subordinated Notes”), to the Trust in connection with the offering of our 6.189% Fixed-to-Floating Rate Normal Income Trust Securities, or “Normal ITS,” in March 2006. The corresponding assets for each Normal ITS, with its $1,000 liquidation amount, initially consisted of $1,000 principal amount of Junior Subordinated Notes and a 1/100th, or $1,000,

interest in a Stock Purchase Contract between the Trust and U.S. Bancorp. Under each Stock Purchase Contract the Trust agreed to purchase, and we agreed to sell, on the Stock Purchase Date, one share of our Preferred Stock for $100,000.

Under the terms of the indenture pursuant to which the Junior Subordinated Notes were issued (the “Indenture”), we are obligated to engage one or more nationally recognized investment banks to remarket the Remarketed Notes on behalf of Trust for the benefit of the Normal ITS Holders (the “Remarketing”).

Upon a successful remarketing, the Trust will use the proceeds from the sale of the Remarketed Notes as described below under the caption “— Use of Proceeds” in this prospectus supplement.

Our Participation in the Remarketing	We have authorized one or more of our affiliates to participate in the remarketing and to submit orders to purchase up to 30% of the Remarketed Notes. See below under the caption “Plan of Distribution (Conflicts of Interest).”

Remarketing Agents	Appointed Remarketing Agents are: Deutsche Bank Securities Inc. Credit Suisse Securities (USA) LLC U.S. Bancorp Investments, Inc.

Redemption/Repayment	The Remarketed Notes are not subject to redemption at our option or to repayment at the option of the holder at any time prior to the maturity date.

Ranking	Our obligations to pay interest and premium (if any) on, and principal of, the Remarketed Notes are subordinate and junior in right of payment and upon liquidation to our senior and subordinated indebtedness, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed, including junior subordinated debt securities underlying our trust preferred securities currently outstanding (except for Pari Passu Securities (defined below), which include the junior subordinated notes underlying the trust preferred securities issued by USB Capital VIII, USB Capital X, USB Capital XI, and USB Capital XII) and other subordinated indebtedness that is not by its terms expressly made pari passu with or junior to the Remarketed Notes, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and foreign contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Remarketed Notes.

“Pari Passu Securities” means: (i) indebtedness that, among other things, (1) qualifies or is issued to financing vehicles issuing securities that qualify as tier 1 capital of U.S. Bancorp under the capital guidelines of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and (2) by its terms ranks equally with the Remarketed Notes in right of payment and upon liquidation; and

(ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). Pari Passu Securities do not include our junior subordinated notes or guarantees issued in connection with our other currently outstanding traditional trust preferred securities, each of which does or will rank senior to the capital securities issued by USB Capital VIII, USB Capital X, USB Capital XI, and USB Capital XII, or any junior subordinated notes or guarantees that may be issued in the future in connection with traditional trust preferred securities.

We refer to our obligations to which the Remarketed Notes are subordinate as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities of such subsidiaries arising in the ordinary course of business are effectively senior to the Remarketed Notes to the extent of the assets of such subsidiaries.

Denomination	$1,000 and integral multiples thereof.

Use of Proceeds	We will not directly receive any proceeds from the remarketing. The Trust will receive the proceeds from the remarketing. Proceeds from the remarketing will be used as follows:

• to pay the Remarketing Agents a remarketing fee not exceeding % of the total principal attributable to the Remarketed Notes;

• to purchase an interest bearing deposit with U.S. Bank National Association in an amount that on April 15, 2011 (the date on which the Trust is obligated to purchase the Preferred Stock under the terms of the Stock Purchase Contracts) will equal the sum of (i) $      , and (ii) the amount of accrued and unpaid interest due and payable on the Remarketed Notes from and including February 1, 2011 to but excluding April 15, 2011, assuming, even if not true, that the interest rate on the Remarketed Notes remains at the 5.539% rate in effect immediately prior to the remarketing, determined using a discount rate equal to 5.32% per annum; and

• the remaining portion, if any, of the proceeds will be remitted for the benefit of holders of Normal ITS participating in the remarketing.

See below under the caption “Use of Proceeds” in this prospectus supplement.

Listing	The Remarketed Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system.

Material U.S. Federal Income Tax Consequences	For a discussion of certain U.S. federal income tax considerations related to the Remarketed Notes acquired in the remarketing, see below under the caption “Certain U.S Federal Income Tax Consequences” in this prospectus supplement.

Indenture Trustee	Wilmington Trust Company.

Risk Factors	See below under the caption “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement, the accompanying prospectus and our reports incorporated by reference herein for a discussion of factors you should carefully consider before deciding to invest in the Remarketed Notes.

Conflicts of Interest	Because U.S. Bancorp Investments, Inc., our affiliate, is acting as our remarketing agent, this offering is being conducted in compliance with NASD Conduct Rule 2720, as administered by the Financial Industry Regulatory Authority, Inc. See below under the caption “Plan of Distribution (Conflicts of Interest).”

RISK FACTORS

Before purchasing any Remarketed Notes, you should read carefully this prospectus supplement and the accompanying prospectus, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2009, as supplemented by the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus, and pay special attention to the following risk factors.

You May Not Receive Interest Payments on the Remarketed Notes if We Elect to Defer Payment of All or Part of the Current and Accrued Interest.

We may elect at our option to defer on one or more occasions the semi-annual interest payments on the Remarketed Notes at any time or from time to time. See below under the caption “Description of the Remarketed Notes” in this prospectus supplement. Any deferral period must end on an interest payment date and a deferral of interest payments cannot extend beyond the maturity date of the Remarketed Notes. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to certain limitations.

You Will Have Limited Remedies for Breach of Obligations Under the Indenture.

Although various events may constitute a breach of our obligations under the Indenture, most such events will not constitute an event of default or give rise to a right of acceleration of principal and interest on the Remarketed Notes. Such event of default or acceleration of principal and interest will occur only upon our failure to pay in full all interest accrued upon the conclusion of all optional deferral periods, provided no deferral period will extend beyond the final repayment date or the earlier redemption of the Remarketed Notes or as a result of certain specified events of bankruptcy, insolvency, or reorganization. See below under the caption “Description of the Remarketed Notes — Events of Default, Waiver and Notice” in this prospectus supplement.

Holders of Our Senior and Subordinated Debt Will Get Paid Before You Will Get Paid.

Our obligations under the Remarketed Notes will be junior in right of payment and upon liquidation to all of our existing and future senior and subordinated debt, with certain limited exceptions. Accordingly, we will not be permitted to make any payments on the Remarketed Notes if we are in default on our senior and subordinated debt. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior and subordinated debt in full before any payments may be made on the Remarketed Notes.

At September 30, 2010, our senior and subordinated debt, on an unconsolidated basis, totaled approximately $10.1 billion, all of which will rank senior in right of payment and upon liquidation to the Remarketed Notes. The Indenture will not limit our ability to incur additional indebtedness.

For more information, see below under the captions “Description of the Remarketed Notes — Subordination” in this prospectus supplement.

Our Results of Operations Depend Upon the Results of Operations of Our Subsidiaries.

We are a holding company that conducts substantially all of our operations through our banks and other subsidiaries. As a result, our ability to make payments on the Remarketed Notes will depend primarily upon the receipt of dividends and other distributions from our subsidiaries.

Federal banking laws regulate the amount of dividends that may be paid by banking subsidiaries without prior approval. The amount of dividends available to us from our banking subsidiaries after meeting the regulatory capital requirements for well-capitalized banks was approximately $4.0 billion at September 30, 2010.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the Remarketed Notes to benefit from such distribution, will be subject to the prior claims of creditors of any particular subsidiary, except to the extent that any of our claims as a creditor of any such subsidiary may be recognized. As a result, the Remarketed Notes will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the Remarketed Notes should look only to our assets for payments on the Remarketed Notes. Further, the Remarketed Notes also will be effectively subordinated to all existing and future obligations of our subsidiaries.

At September 30, 2010, our subsidiaries’ direct borrowings and deposit liabilities totaled approximately $238.9 billion.

You May Have to Include Interest in Your Taxable Income Before You Receive Cash.

If we defer interest payments on the Remarketed Notes, you will be required to accrue interest income for United States federal income tax purposes in respect of the accrued but unpaid interest on the Remarketed Notes beneficially owned by you, even if you normally report income when received. As a result, you will be required to include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving any cash distribution. If you sell your Remarketed Notes prior to the record date for the first distribution after a deferral period, you would never receive the cash from us related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the Remarketed Notes.

For more information regarding the tax consequences of purchasing the Remarketed Notes, see below under the captions “Certain United States Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Interest Income and Original Issue Discount,” in this prospectus supplement.

An Active After-Market for the Remarketed Notes May Not Develop.

The Remarketed Notes have no established trading market. We cannot assure you that an active after-market for the Remarketed Notes will develop or be sustained or that holders of the Remarketed Notes will be able to sell their Remarketed Notes at favorable prices or at all. Although the Remarketing Agents have indicated to us that they intend to make a market in the Remarketed Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Remarketed Notes. The Remarketed Notes are not listed and we do not plan to apply to list the Remarketed Notes on any securities exchange or to include them in any automated dealer quotation system. If we or our affiliates purchase Remarketed Notes in the remarketing, the liquidity of any trading market in the Remarketed Notes may be adversely affected. We have authorized one or more of our affiliates to participate in the remarketing and submit orders to purchase up to 30% of the Remarketed Notes.

If a Trading Market Does Develop, Changes in Our Credit Ratings or the Debt Markets Could Adversely Affect the Market Price of the Remarketed Notes.

The price for the Remarketed Notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Remarketed Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the banking industry as a whole and may change their credit ratings for us based on their overall view of our industry. A negative change in any of our ratings could have an adverse effect on the price of the Remarketed Notes.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended
	September 30,	Year Ended December 31,
	2010	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	$3.26	$2.36	$2.40	$2.65	$3.14	$4.27
Including interest on deposits	$2.48	$1.83	$1.85	$1.95	$2.23	$2.84

For the purpose of computing the ratios of earnings to fixed charges, earnings consist of consolidated income attributable to us from continuing operations before provision for income taxes and fixed charges, and fixed charges consist of interest expense, amortization of debt issuance costs and the portion of rental expense deemed to represent interest.

USE OF PROCEEDS

We estimate that the total proceeds from the remarketing of Remarketed Notes will be approximately $      million. We will not directly receive any proceeds from the remarketing. The Trust will receive the proceeds from the remarketing. Proceeds from the remarketing will be used as follows:

•	to pay the Remarketing Agents a remarketing fee not exceeding % of the total principal attributable to the Remarketed Notes;

•	to purchase an interest bearing deposit with U.S. Bank National Association in an amount (the “Remarketing Value”) that on April 15, 2011 (the date on which the Trust is obligated to purchase the Preferred Stock under the terms of the Stock Purchase Contracts) will equal the sum of (i) $ , and (ii) the amount of accrued and unpaid interest due and payable on the Remarketed Notes from and including February 1, 2011 to but excluding April 15, 2011, assuming, even if not true, that the interest rate on the Remarketed Notes remains at the 5.539% rate in effect immediately prior to the remarketing, determined using a discount rate equal to 5.32% per annum; and

•	the remaining portion, if any, of the proceeds will be remitted for the benefit of holders of Normal ITS participating in the remarketing.

RELATIONSHIP OF THE NORMAL ITS TO THE REMARKETING

In March 2006, we issued 1,250,000 Normal ITS in a registered offering. The corresponding assets for each Normal ITS, with its $1,000 liquidation amount, initially consisted of $1,000 principal amount of the Junior Subordinated Notes and a 1/100th, or $1,000, interest in a Stock Purchase Contract between the Trust and U.S. Bancorp. Under each Stock Purchase Contract the Trust agreed to purchase, and we agreed to sell, on the Stock Purchase Date, one share of our Preferred Stock for $100,000. Under the terms of the Indenture, we are obligated to engage one or more nationally recognized investment banks to remarket the Remarketed Notes on behalf of Trust for the benefit of the Normal ITS Holders. Upon a successful remarketing, the Trust will use the proceeds from the sale of the Remarketed Notes, after deducting the remarketing fee and paying any accrued and unpaid distributions due and payable on the Normal ITS from and including February 1, 2011 to but excluding April 15, 2011, to satisfy in full the Trust’s obligations to purchase Preferred Stock under the related Stock Purchase Contracts.

On June 10, 2010, we completed an exchange offer related to the Normal ITS. In the aggregate, we issued 574,622 depositary shares, each representing a 1/100th interest in a share of our Preferred Stock, for 574,622 outstanding Normal ITS, representing $574,622,000 aggregate liquidation amount of Normal ITS. We also conducted a concurrent consent solicitation with the exchange offer, whereby we obtained the required consent from the holders of Normal ITS to allow for the cancellation of Junior Subordinated Notes corresponding to the Normal ITS acquired by us in the exchange offer. As a result of the exchange offer $574,622,000 aggregate principal amount of Junior Subordinated Notes were released from their pledge and cancelled by us, along with the corresponding Stock Purchase Contracts. The $676,378,000 aggregate principal amount of Junior Subordinated Notes that are the subject of this remarketing represent the total aggregate principal amount of all Junior Subordinated Notes that remain outstanding after the exchange offer and held by the Trust for the benefit of holders of Normal ITS.

The Trust will receive the proceeds from the remarketing. See above under the caption “Use of Proceeds” in this prospectus supplement. Pursuant to the Remarketing Agreement, the Remarketing Agents will retain a remarketing fee of basis points (     %) of the total principal amount of the Remarketed Notes. The net proceeds of the remarketing will be used to purchase an interest bearing deposit with U.S. Bank National Association in an amount that on April 15, 2011 (the date on which the Trust is obligated to purchase the Preferred Stock under the terms of the Stock Purchase Contracts) will equal the sum of (i) $          , and (ii) the amount of accrued and unpaid interest due and payable on the Remarketed Notes from and including February 1, 2011, to but excluding April 15, 2011, assuming, even if not true, that the interest rate on the Remarketed Notes remains at the 5.539% rate in effect immediately prior to the remarketing, determined using a discount rate equal to 5.32% per annum. The remaining portion, if any, of the proceeds will be remitted for the benefit of holders of Normal ITS.

DESCRIPTION OF THE REMARKETED NOTES

The following is a summary of some of the terms of the Remarketed Notes. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of the material terms of the Remarketed Notes but is not necessarily complete. We refer you to the documents referred to in the following description, copies of which are available upon request as described above under “Where You Can Find More Information.”

The Junior Subordinated Notes were originally issued in March, 2006, pursuant to a junior subordinated indenture, dated as of April 28, 2005, between U.S. Bancorp and Wilmington Trust Company (as successor to Delaware Trust Company, National Association), as thereby amended from time to time. We refer to the junior subordinated indenture, as further amended and supplemented, as the “Indenture,” and to Wilmington Trust Company or its successor, as indenture trustee, as the “Indenture Trustee.” You should read the Indenture for provisions that may be important to you. The Junior Subordinated Notes were issued to the Trust in connection with the offering of o Normal ITS by the Trust. The corresponding assets for each Normal ITS, with its $1,000 liquidation amount, initially consisted of $1,000 principal amount of Junior Subordinated Notes and a 1/100th, or $1,000, interest in a Stock Purchase Contract between the Trust and U.S. Bancorp. Under each Stock Purchase Contract the Trust agreed to purchase, and we agreed to sell, on the Stock Purchase Date, one share of our Preferred Stock for $100,000.

Under the terms of the Indenture, we are obligated to engage one or more nationally recognized investment banks to remarket the Remarketed Notes on behalf of Trust for the benefit of the Normal ITS Holders. Upon a successful remarketing, the Trust will use the proceeds from the sale of the Remarketed Notes, after deducting the remarketing fee and paying any accrued and unpaid distributions due and payable on the Normal ITS from and including February 1, 2011 to but excluding April 15, 2011, to satisfy in full the Trust’s obligations to purchase Preferred Stock under the related Stock Purchase Contracts. This prospectus supplement relates to the remarketing of the Remarketed Notes on behalf of the Trust.

When we use the term “holder” in this prospectus supplement with respect to a registered Remarketed Note, we mean the person in whose name such Remarketed Note is registered in the security register. After the Remarketing Settlement Date, we expect that the Remarketed Notes will be held in book-entry form only, as described under “Book-Entry Issuance,” and will be held in the name of The Depository Trust Company (“DTC”) or its nominee.

The Indenture does not limit the amount of debt that we or our subsidiaries may incur either under the Indenture or other indentures to which we are or become a party. The Remarketed Notes are not convertible into or exchangeable for our common stock or authorized preferred stock.

General

The Remarketed Notes will be unsecured, will be subordinated to all of our existing and future senior and subordinated debt, as defined below under “— Subordination,” and, in the case of our liquidation (whether in bankruptcy or otherwise), to all of our indebtedness for money borrowed, including junior subordinated debt securities underlying trust preferred securities that are currently outstanding (except for the junior subordinated notes underlying trust preferred securities issued by USB Capital VIII, USB Capital X, USB Capital XI and USB Capital XII) and other subordinated debt that is not by its terms expressly made pari passu with or junior to the Remarketed Notes, but pari passu with trade creditors and Pari Passu Securities, as defined below under “— Subordination.”

Interest Rate and Maturity

The Remarketed Notes will mature on          , 2016 and will bear interest at     % per annum, effective from and after February 1, 2011. We will pay interest on the Remarketed Notes in cash semi-annually in arrears on February 1 and August 1 of each year to the holders of record as of the immediately preceding January 15 or July 15, as the case may be, subject to the deferral provisions described under “— Option to Defer Interest Payments.” The first such interest payment on the Remarketed Notes will be made on August 1, 2011. Additionally, accrued and unpaid interest on the Remarketed Notes from, and including, the last interest payment date of October 15, 2010 to, but excluding, February 1, 2011 will be paid by us on February 1, 2011, the remarketing settlement date, to the Trust, as the record holder of the Remarketed Notes as of January 15, 2011. The Remarketed Notes will not be subject to any sinking fund. The Remarketed Notes will not be subject to redemption at our option or repayment at the option of the holder at any time prior to maturity, and are not convertible or exchangeable for shares of any class of our equity securities or the equity securities of any of our subsidiaries.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. In the case that any date on which interest is payable on the Remarketed Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. However, no interest or other payment shall be paid in respect of the delay.

Option to Defer Interest Payments

We have the right under the Indenture to defer, and will defer if directed to do so by the Federal Reserve, the payment of interest on the Remarketed Notes at any time or from time to time so long as no event of default (as defined below) has occurred or is continuing. We may not defer interest payments for any period of time that extends beyond the stated maturity of the Remarketed Notes. Any deferral period must end on an interest payment date. At the end of a deferral period, we must pay all interest then accrued and unpaid, together with any interest on the accrued and unpaid interest, to the extent permitted by applicable law. If we exercise our right to defer payments of stated interest on the Remarketed Notes, we intend to treat the Remarketed Notes as reissued, solely for U.S. federal income tax purposes, with original issue discount, and you would generally be required to accrue such original issue discount as ordinary income using a constant yield method prescribed by Treasury regulations. As a result, the income that you would be required to accrue would exceed the interest payments that you would actually receive.

Prior to the termination of any deferral period, we may extend such deferral period, provided, that such extension does not:

•	cause such extended deferral period to exceed the maximum deferral period; or

•	end on a date other than an interest payment date

Upon the termination of any deferral period, or any extension of the related deferral period, and the payment of all amounts then due, we may begin a new deferral period, subject to the limitations described above. No interest shall be due and payable during a deferral period except at the end thereof. We must give the Indenture Trustee and the paying agent notice of our election to begin or extend a deferral period at least 10 business days prior to the date interest on the Remarketed Notes would have been payable except for the election to begin or extend the deferral period.

The Indenture Trustee shall give notice of our election to begin or extend a deferral period to the holders of the Remarketed Notes and to the administrative trustees. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend a deferral period.

As described under “— Restrictions on Certain Payments, Including on Deferral of Interest,” during any such deferral period we will be restricted, subject to certain exceptions, from making certain payments, including declaring or paying any dividends or making any distributions on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, shares of our capital stock.

We have agreed not to make any payment of principal of or interest on, repay or redeem any debt securities ranking pari passu or junior to the junior subordinated debentures issued under various indentures if, at that time, there is a default under the applicable indenture or we have delayed interest payments thereon. Currently, there is $2.2 billion aggregate principal amount of junior subordinated debentures outstanding under these indentures.

Subordination

Our obligations to pay interest and premium (if any) on, and principal of, the Remarketed Notes are subordinate and junior in right of payment and upon liquidation to our senior and subordinated indebtedness, whether now outstanding or subsequently incurred, including all of our indebtedness for money borrowed, including junior subordinated debt securities underlying our trust preferred securities currently outstanding (except for the junior subordinated notes underlying the trust preferred securities issued by USB Capital VIII, USB Capital X, USB Capital XI and USB Capital XII), and other subordinated indebtedness that is not by its terms expressly made pari passu with the Remarketed Notes, indebtedness evidenced by bonds, debentures, notes or similar instruments, similar obligations arising from off-balance sheet guarantees and direct credit substitutes, obligations associated with derivative products including but not limited to interest rate and foreign exchange contracts and foreign contracts relating to mortgages, commodity contracts, capital lease obligations and guarantees of any of the foregoing, but not including trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the Remarketed Notes; provided, however, that the Remarketed Notes will rank equally in right of payment with any Pari Passu Securities.

“Pari Passu Securities” means (i) indebtedness that, among other things, (1) qualifies or is issued to financing vehicles issuing securities that qualify as tier 1 capital of U.S. Bancorp under the capital guidelines of the Federal Reserve and (2) by its terms ranks equally with Pari Passu Securities. Pari Passu Securities do not include our junior subordinated debentures or guarantees issued in connection with our other currently outstanding traditional trust preferred securities, each of which does or will rank senior to the capital securities issued by USB Capital VIII, USB Capital X, USB Capital XI and USB Capital XII or any junior subordinated debentures or guarantees that may be issued in the future in connection with traditional trust preferred securities any junior subordinated debentures or guarantees that may be issued in the future in connection with traditional trust preferred securities. We refer to our obligations to which the Remarketed Notes are subordinated as our “senior and subordinated debt.” All liabilities of our subsidiaries including trade accounts payable and accrued liabilities of such subsidiaries arising in the ordinary course of business are effectively senior to the Remarketed Notes to the extent of the assets of such subsidiaries. As of September 30, 2010, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $10.1 billion and our subsidiaries’ direct borrowings and deposit liabilities that would effectively rank senior to the Remarketed Notes totaled approximately $238.9 billion.

In addition, we will not incur any additional indebtedness for borrowed money that ranks pari passu with or junior to the Remarketed Notes except in compliance with applicable Federal Reserve regulations and guidelines.

If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all senior and subordinated debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the Remarketed Notes. In such an event, we will pay or deliver directly to the holders of senior and subordinated debt and of other indebtedness described in the previous sentence, any payment or distribution otherwise payable or deliverable to holders of the Remarketed Notes. We will make the payments to the holders of senior and subordinated debt according to priorities existing among those holders until we have paid all senior and subordinated debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the Remarketed Notes so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Remarketed Notes.

If such events in bankruptcy, insolvency or reorganization occur, after we have paid in full all amounts owed on senior and subordinated debt, the holders of Remarketed Notes together with the holders of any of our other obligations ranking equal with the Remarketed Notes will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the Remarketed Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the Remarketed Notes.

If we violate the Indenture by making a payment or distribution to holders of the Remarketed Notes before we have paid all the senior and subordinated debt in full, then such holders of the Remarketed Notes will have to pay or transfer the payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee or other person distributing our assets for payment of the senior and subordinated debt. Notwithstanding the subordination provisions discussed in this paragraph, holders of Remarketed Notes will not be required to pay, or transfer payments or distributions to, holders of senior and subordinated debt so long as:

•	the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

•	payment on those securities is subordinate to outstanding senior and subordinated debt and any securities issued with respect to senior and subordinated debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the Remarketed Notes.

Because of the subordination, if we become insolvent, holders of senior and subordinated debt may receive more, ratably, and holders of the Remarketed Notes having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the Indenture in connection with the Remarketed Notes.

We may modify or amend the Indenture as provided under “— Modification of Indenture” below. However, the modification or amendment may not, without the consent of the holders of all senior and subordinated debt outstanding, modify any of the provisions of the Indenture relating to the subordination of the Remarketed Notes in a manner that would adversely affect the holders of senior and subordinated debt.

The Indenture places no limitation on the amount of senior and subordinated debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior and subordinated debt.

Remarketing

The remarketing, if successful, will settle on the third business following the completion of a successful remarketing but in no event later than March 15, 2011 (the “Remarketing Settlement Date”).

We have appointed the Remarketing Agents pursuant to the Remarketing Agreement. We have covenanted in the Indenture to use our commercially reasonable efforts to effect the remarketing of the Remarketed Notes as described in this prospectus supplement.

All of the outstanding Remarketed Notes are being remarketed in the remarketing.

The net proceeds of Remarketed Notes sold in this Remarketing, if successful, will be placed in an interest-bearing deposit with U.S. Bank National Association, in an amount equal to at least 100% of the Remarketing Value, and such deposit will be pledged under the Collateral Agreement to secure the Trust’s obligation to purchase the Preferred Stock under the Stock Purchase Contracts. Any remaining proceeds, net of any remarketing fee, will be remitted to holders of Normal ITS upon a successful Remarketing promptly after the Remarketing Settlement Date.

Pursuant to the Remarketing Agreement, the Remarketing Agents will use their commercially reasonable efforts to obtain a price for the Remarketed Notes to be remarketed that results in proceeds, net of any remarketing fee, of at least 100% of their Remarketing Value. The “Remarketing Value” of each Remarketed Note will be equal to the present value on the Remarketing Settlement Date of an amount equal to the principal amount of, plus the interest payable on, such Remarketed Note on the next interest payment date, including any deferred interest, assuming for this purpose, even if not true, that the interest rate on the Remarketed Notes remains at the rate in effect immediately prior to the remarketing and all accrued and unpaid interest on the Remarketed Notes is paid in cash on such date, determined using a discount rate equal to the interest rate on the deposit with U.S. Bank National Association. Notwithstanding the foregoing, accrued and unpaid interest on the Remarketed Notes from and including the last interest payment date of October 15, 2010 to, but excluding, February 1, 2011, will be paid by us on February 1, 2011, the remarketing settlement date, to the Trust, as the record holder of the Remarketed Notes as of January 15, 2011.

To obtain that value, the Remarketing Agents have reset the interest rate on the Remarketed Notes to a new fixed rate that will apply to all outstanding Remarketed Notes, and will become effective on the Remarketing Settlement Date. The Remarketed Notes will bear interest at     % per annum from and after the Remarketing Settlement Date. In addition, in connection with the remarketing, the maturity of the Remarketed Notes has been changed and our rights to redeem the Remarketed Notes prior to maturity have been eliminated. All such changes included in the terms of the Remarketed Notes are described in this prospectus supplement.

If the Remarketing Agents cannot remarket the Remarketed Notes on the Remarketing Date at a price that results in proceeds, net of any remarketing fee, equal to 100% of the Remarketing Value of the Remarketed Notes to be remarketed, then:

•	the Stock Purchase Date will be deferred until after the next remarketing settlement date;

•	the interest rate on the Junior Subordinated Notes will not be reset; and

•	the Remarketing Agents will thereafter attempt to establish a new interest rate meeting the requirements described above and remarket the Junior Subordinated Notes on subsequent remarketing dates.

Any subsequent remarketing will be subject to the conditions and procedures described above, and will settle (if successful) on the corresponding remarketing settlement date; provided that if a successful Remarketing has not previously occurred and, as a result, the Remarketing Agents attempt a remarketing for settlement on March 15, 2012 or, if such day is not a business day, on the next business day, then the interest rate will not be subject to any limits.

If the Remarketing Agents are unable to remarket the Remarketed Notes for settlement on or before March 15, 2012 or, if such day is not a business day, the next business day, a “Failed Remarketing” will be deemed to have occurred. In that case:

•	The interest rate on the Junior Subordinated Notes will not be reset, and the Normal ITS will continue to bear cash distributions at the rate otherwise applicable, payable in arrears on each regular distribution date. In the event of a Failed Remarketing, we may move up the stated maturity of the Junior Subordinated Notes to any date on or after April 15, 2015; provided that if we are deferring interest on the Junior Subordinated Notes at the time of the Failed Remarketing, any new stated maturity date may not be earlier than seven years after commencement of the deferral period.

•	We will exercise our rights as a secured party with respect to the pledged securities under the Collateral Agreement, including the Junior Subordinated Notes, and, subject to applicable law, retain the pledged securities or their proceeds and apply them against the Trust’s obligation to us under the Stock Purchase Contract or sell them in one or more private sales. In either case, the Trust’s obligations under the Stock Purchase Contracts would be satisfied in full. We will issue a note, payable on the later of April 15, 2014 and the date five years after commencement of any related deferral period on the Remarketed Notes and bearing interest at the same rate (or pursuant to the same interest rate formula) that applies to the Remarketed Notes, in the amount of any accrued and unpaid distributions on the Normal ITS as of the Stock Purchase Date, to the Trustee for delivery to you.

We will cause notice of any unsuccessful Remarketings and of a Failed Remarketing to be made publicly available.

Payment; Exchange; Transfer

U.S. Bank National Association has been appointed as the paying agent from whom holders of Remarketed Notes can receive payment of the principal of and any premium and interest on the Remarketed Notes on and after such date. We may elect to pay any interest on the Remarketed Notes by mailing a check to the person listed as the owner of the Remarketed Notes in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. One of our affiliates may serve as the paying agent under the Indenture. We will pay interest on the Remarketed Notes:

•	on an interest payment date to the person in whose name that Remarketed Note is registered at the close of business on the record date relating to that interest payment date; and

•	on the date of maturity or earlier redemption or repayment to the person who surrenders such Remarketed Note at the office of our appointed paying agent

Any money that we pay to a paying agent for the purpose of making payments on the Remarketed Notes and that remains unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of such Remarketed Notes can only look to us for the payments on such Remarketed Notes.

Any Remarketed Notes can be exchanged for other Remarketed Notes so long as such other Remarketed Notes are denominated in authorized denominations and have the same aggregate principal amount and same terms as the Remarketed Notes that were surrendered for exchange. The Remarketed Notes may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the Remarketed Notes, but we may require holders to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Remarketed Notes. We may at any time rescind the designation or approve a change in the location of any office or agency, in addition to the security registrar, designated by us where holders can surrender the Remarketed Notes for registration of transfer or exchange. However, we will be required to maintain an office or agency in each place of payment for the Remarketed Notes.

Denominations

The Remarketed Notes will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. After the Remarketing Settlement Date, we expect that the Remarketed Notes will be held in book-entry form only, as described below under the caption “Book-Entry System,” and will be held in the name of DTC or its nominee.

Restrictions on Certain Payments, Including on Deferral of Interest

If:

•	there shall have occurred and be continuing any event that, with the giving of notice or the lapse of time, or both, would be an event of default with respect to the Remarketed Notes of which we have actual knowledge and which we have not taken reasonable steps to cure; or

•	we shall have given notice of our election to defer payments of interest on the Remarketed Notes by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;

•	we shall not make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the Remarketed Notes (except for partial payments of interest with respect to the Remarketed Notes); and

The restrictions listed above do not apply to:

•	any repurchase, redemption or other acquisition of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into in the ordinary course prior to the beginning of the deferral period;

•	a dividend reinvestment or stockholder purchase plan; or

•	the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable event of default, default or extension period, as the case may be

•	any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	any purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto;

•	payments by us under any guarantee agreement executed for the benefit of the holders of the ITS; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

Limitation on Mergers and Sales of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the Indenture exists; and

•	certain other conditions as prescribed in the Indenture are met.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for us in such Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor entity may exercise our rights and powers under the Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the Indenture and under the Remarketed Notes.

Events of Default, Waiver and Notice

An “event of default,” when used in the Indenture, means any of the following:

•	non-payment of interest when it becomes due and the continuance of such deferral for 30 consecutive days (subject to the deferral of any due date);

•	default in the payment of principal at maturity;

•	termination of the Trust without redemption of the Normal ITS or assumption of U.S. Bancorp’s obligations under the Remarketed Notes by its successor;

•	bankruptcy of U.S. Bancorp; or

•	receivership of U.S. Bank National Association.

If an event of default under the Indenture occurs and continues, the Indenture Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Remarketed Notes may declare the entire principal and all accrued but unpaid interest of all Remarketed Notes to be due and payable immediately. If the Indenture Trustee or the holders of Remarketed Notes do not make such declaration and the Remarketed Notes are beneficially owned by the Trust or trustee of the Trust, the Property Trustee or the holders of at least 25% in aggregate liquidation amount of the Capital ITS and, if such termination occurs prior to the Stock Purchase Date or, if earlier, the Remarketing Settlement Date, the holders of the Normal ITS shall have such right.

If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Remarketed Notes can, subject to certain conditions rescind the declaration.

The holders of a majority in aggregate principal amount of the outstanding Remarketed Notes may waive any past default, except:

•	a default in payment of principal of or any premium or interest; or

•	a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Remarketed Note.

The holders of a majority in principal amount of the Remarketed Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee.

We are required to file an officers’ certificate with the Indenture Trustee each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

Actions Not Restricted by Indenture

The Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock, except as set forth under the caption “— Restrictions on Certain Payments, Including on Deferral of Interest” above.

The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the Remarketed Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the Remarketed Notes.

No Protection in the Event of a Highly Leveraged Transaction

The Indenture does not protect holders from a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Modification of Indenture

Under the Indenture, certain of our rights and obligations and certain of the rights of holders of the Remarketed Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding Remarketed Notes. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest, including any additional interest, except as expressly permitted in connection with a Remarketing;

•	a reduction in or change in the manner of calculating payments due on the Remarketed Notes, except as expressly permitted in connection with a Remarketing;

•	a change in the place of payment or currency in which any payment on the Remarketed Notes is payable;

•	a limitation of a holder’s right to sue us for the enforcement of payments due on the Remarketed Notes;

•	a reduction in the percentage of outstanding Remarketed Notes required to consent to a modification or amendment of the Indenture or required to consent to a waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

•	a reduction in the requirements contained in the Indenture for quorum or voting; and

•	a modification of any of the foregoing requirements contained in the Indenture.

Under the Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding Remarketed Notes may, on behalf of all holders of the Remarketed Notes, waive compliance by us with any covenant or condition contained in the Indenture.

We and the Indenture Trustee may execute, without the consent of any holder of Remarketed Notes, any supplemental indenture for the purposes of:

•	reflecting any modifications to the terms of the Notes pursuant to the terms of the Indenture with respect to a Remarketing;

•	evidencing the succession of another corporation to us, and the assumption by such successor of our covenants contained in the Indenture and the Remarketed Notes;

•	adding covenants of us for the benefit of the holders of the Remarketed Notes, transferring any property to or with the Indenture Trustee or surrendering any of our rights or powers under the Indenture;

•	adding any additional events of default for the Remarketed Notes;

•	changing or eliminating any restrictions on the payment of principal or premium, if any, on Remarketed Notes in registered form, provided that any such action shall not adversely affect the interests of the holders of the Remarketed Notes of any series in any material respect;

•	evidencing and providing for the acceptance of appointment under the Indenture by a successor trustee with respect to the Remarketed Notes;

•	curing any ambiguity, correcting or supplementing any provision in the Indenture that may be defective or inconsistent with any other provision therein or making any other provisions with respect to matters or questions arising under the Indenture that shall not be inconsistent with any provision therein, provided that such other provisions shall not adversely affect the interests of the holders of the Remarketed Notes in any material respect or; or

•	adding to, changing or eliminating any provision of the Indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action shall not adversely affect the interest of the holders of the Remarketed Notes in any material respect.

Governing Law

The Indenture and the Remarketed Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Indenture Trustee

The Indenture Trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the Indenture Trustee is under no obligation to exercise any of the powers under the Indenture at the request, order or direction of any holders of Remarketed Notes unless offered reasonable indemnification.

BOOK-ENTRY ISSUANCE

We have obtained the information in this section concerning DTC and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

The Remarketed Notes will be issued as fully registered global securities certificates which will be deposited with, or on behalf of, DTC, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global securities certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in DTC. Investors will hold their interests in the global securities certificates through DTC. Investors may hold their interests in the global securities certificates directly if they are participants of DTC, or indirectly through organizations that are participants in DTC. Beneficial interests in the global securities certificates will be held in denominations of $1,000 and integral multiples of $1,000. Except as set forth below, the global securities certificates may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. We will not issue certificates to you for the Remarketed Notes that you purchase, unless DTC’s services are discontinued as described below. Accordingly, you must rely on the procedures of DTC and its participants to exercise any rights under the Remarketed Notes. So long as DTC or its nominee is the registered owner of a global securities certificate, DTC or its nominee will be considered the sole owner and holder of the Remarketed Notes represented by that global securities certificate for all purposes of the Remarketed Notes.

You may elect to hold interests in the Remarketed Notes either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

Initial settlement for the Remarketed Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds its participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission.

When you purchase the Remarketed Notes within the DTC system, the purchase must be made by or through a direct participant. The direct participant will receive a credit for the Remarketed Notes on DTC’s records. You, as the actual owner of the Remarketed Notes, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts the Remarketed Notes are credited.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Remarketed Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Remarketed Notes in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificate representing the Remarketed Notes. Book-entry Remarketed Notes may be more difficult to pledge because of the lack of a physical certificate.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, if we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the Remarketed Notes, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Remarketed Notes. Under its usual procedures, DTC would mail an omnibus proxy to the Indenture Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the Remarketed Notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

The Indenture Trustee will make payments on the Remarketed Notes, directly or indirectly through a paying agent, to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date. Beneficial owners may experience delays in receiving payments on their Remarketed Notes since payments will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account.

Payments by direct and indirect participants to beneficial owners such as you will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, U.S. Bancorp, the Indenture Trustee, the paying agent or any other agent of U.S. Bancorp.

Accordingly, U.S. Bancorp, the Indenture Trustee and any paying agent will have no responsibility or liability for:

•	any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Remarketed Notes represented by a global securities certificate; any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Remarketed Notes represented by a global securities certificate;

•	any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or

•	the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the Remarketed Notes at any time by giving reasonable notice to the Indenture Trustee. Additionally, the Indenture Trustee may decide to discontinue the book-entry only system of transfers with respect to the Remarketed Notes issued. In that event, the Indenture Trustee will print and deliver certificates for the Remarketed Notes. If DTC notifies the Indenture Trustee that it is unwilling to continue as securities depositary, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Indenture Trustee within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, the Indenture Trustee will issue the Remarketed Notes in definitive form, at its expense, upon registration of transfer of, or in exchange for, such global security. If an event of default under the Indenture has occurred and is continuing, the Indenture Trustee is required to print and deliver certificates for the Remarketed Notes issued by it. Any certificates delivered by the Indenture Trustee will be registered in the names of the owners of the beneficial interests in the global securities certificates as directed by DTC.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain United States federal income tax consequences of the purchase, ownership and disposition of Remarketed Notes to Holders (as defined below) who purchase Remarketed Notes in the remarketing at the remarketing offering price and hold the Remarketed Notes as capital assets. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations (including temporary and proposed Treasury regulations) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

This discussion does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision by Holders to acquire the Remarketed Notes in the remarketing and does not address all aspects of United States federal income taxation that may be relevant to Holders in light of their particular circumstances, such as Holders who are subject to special tax treatment (for example, (i) partnerships, dealers in securities, commodities, or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, insurance companies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, or certain former citizens or residents of the United States; (ii) persons holding Remarketed Notes as part of a straddle, hedge, conversion transaction or other integrated investment, and (iii) persons whose functional currency is not the U.S. dollar). In addition, the discussion does not address alternative minimum taxes, U.S. federal estate or gift tax consequences, or U.S. state, local or foreign taxes. If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Remarketed Notes, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding Remarketed Notes should consult its tax advisor concerning the United States federal, state, local, and foreign income and other tax consequences.

Prospective investors are urged to consult their own tax advisors with respect to the United States federal income tax consequences of the purchase, ownership and disposition of Remarketed Notes in light of their own particular circumstances, as well as the effect of any state, local, foreign or other tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of the Remarketed Notes that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if (1) a court within the United States is able to exercise primary supervision over its administration, and one or more United States persons (as determined for United States federal income tax purposes) have the authority to control all of its substantial decisions or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of this discussion, the term “Non-U.S. holder” means a beneficial owner of the Remarketed Notes that is not a U.S. holder or a partnership, and U.S. holders and Non-U.S. holders shall be referred to collectively as “Holders.”

By purchasing the Remarketed Notes, Holders have agreed to treat the Remarketed Notes as indebtedness for United States federal income tax purposes. We expect to treat, and will report accordingly, the Remarketed Notes in the same manner.

Tax Consequences to U.S. Holders

Interest Income.  Subject to the discussion below under “Original Issue Discount,” interest paid on the Remarketed Notes (other than amounts attributable to pre-acquisition accrued interest, if any, which will be treated as a return of basis) will be taxable to U.S. holders as ordinary interest income at the time it is received or accrued, depending upon the method of tax accounting applicable to such U.S. holder.

Original Issue Discount Under applicable Treasury regulations, a “remote” contingency that stated interest will not be paid at least annually will be ignored in determining whether a debt instrument is issued with original issue discount (“OID”). We believe that the likelihood of our exercising our option to defer payments is remote within the meaning of the regulations. Based on the foregoing, we believe that the Remarketed Notes were not considered to be issued with OID at the time of their original issuance in 2006 as the Junior Subordinated Notes. Accordingly, as set forth above, each U.S. holder should include in gross income that U.S. holder’s allocable share of interest on the Remarketed Notes in accordance with that U.S. holder’s method of tax accounting.

Under the applicable Treasury regulations, if the option to defer any payment of interest were determined not to be “remote,” or if we exercised that option, the Remarketed Notes would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be. If the Remarketed Notes were deemed to be issued with OID at the time of issuance or at the time of the exercise of the option to defer payment of interest, a holder would be required to accrue interest income on an economic accrual basis before the receipt of cash attributable to that income. The remainder of this discussion assumes that the Remarketed Notes are not issued with OID.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Market Discount.  If a U.S. holder purchases the Remarketed Note at a price that is lower than its principal amount (unless such difference is less than a specified de minimis amount), the Remarketed Note is considered to have “market discount” in the hands of such U.S. holder. In general terms, market discount is treated as accruing ratably over the term of the Remarketed Note or, at the election of the U.S. holder, under a constant yield method. Accrued market discount is included in ordinary income only when the U.S. holder either receives a principal payment or disposes of the obligation at a gain. Limitations imposed by the Code that are intended to match deductions with the taxation of income may defer deductions for interest on indebtedness incurred or continued, or short-sale expenses incurred, to purchase or carry a Remarketed Note with market discount. A U.S. holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis). Any such election, if made, applies to all market discount bonds acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Amortizable Bond Premium.  A U.S. holder who purchases a Remarketed Note for an amount that is greater than the Remarketed Note’s stated principal amount will be considered to have purchased the Remarketed Note with amortizable bond premium. A U.S. holder generally may elect to amortize the premium over the remaining term of the Remarketed Note on a constant yield method as an offset to stated interest when includible in income under such U.S. holder’s regular accounting method. If a U.S. holder does not elect to amortize the premium, that premium will decrease the gain or increase the loss otherwise recognized on a disposition of the Remarketed Note.

Sale, Exchange or Other Taxable Disposition of the Remarketed Notes.  U.S. holders of the Remarketed Notes will generally recognize capital gain or loss upon the sale or other taxable disposition of such indebtedness (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary interest income to the extent such interest has not been previously included in income). The gain or loss recognized by a U.S. holder will be equal to the difference between the proceeds received in exchange for such U.S. holder’s Remarketed Notes and such U.S. holder’s adjusted United States federal income tax basis in such Remarketed Notes. A U.S. holder’s adjusted tax basis in the Remarketed Notes acquired in the remarketing will equal the amount that such U.S. holder paid for the Remarketed Notes (excluding amounts attributable to pre-acquisition accrued interest, if any). The gain or loss recognized on the sale or other taxable disposition of the Remarketed Notes will be long-term capital gain or loss if such Remarketed Notes were held for more than one year immediately prior to such disposition. Subject to certain exceptions, long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

Interest Income.  Generally, payments of interest on the Remarketed Notes to a Non-U.S. holder will be considered “portfolio interest” and will not be subject to United States federal income or withholding tax, provided that:

•	Such Non-U.S. holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations, and such holder is not a controlled foreign corporation that is related to us through stock ownership;

•	Such Non-U.S. holder is not a bank for United States federal income tax purposes whose receipt of interest is described in Section 881(c)(3)(A) of the Code;

•	Interest on the Remarketed Notes is not contingent interest within the meaning of Section 871(h)(4)(A) of the Code; and

•	Such Non-U.S. holder provides either (i) their name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that such holder is not a U.S. person or (ii) holds its Remarketed Notes through certain foreign intermediaries or certain foreign partnerships and certain special certification requirements are satisfied.

If a Non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% United States federal income withholding tax unless a tax treaty applies or the interest payments are effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business. If a tax treaty applies to a Non-U.S. holder under these circumstances, such Non-U.S. holder may be eligible for a reduced rate of withholding. In order to claim any exemption from or reduction in the 30% withholding tax under an applicable tax treaty, such holder will need to provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under such tax treaty.

Interest payments made on the Remarketed Notes that are effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business (and where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. holder) are not subject to the 30% United States federal income withholding tax, so long as such Non-U.S. holder provides a valid IRS Form W-8ECI (or an acceptable substitute form) certifying, under penalties of perjury, that the holder is a non-U.S. person and the interest is effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business and is includable in the Non-U.S. holder’s gross income. Instead, such Non-U.S. holder will be subject to United States federal income tax on such payment on a net income basis in the same manner as if such Non-U.S. holder were a U.S. holder. In addition, in certain circumstances, if such Non-U.S. holder is a foreign corporation, such Non-U.S. holder may be subject to a 30% (or, if a tax treaty applies, such lower rate as may be provided) branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Sale, Exchange or Other Taxable Disposition of the Remarketed Notes.  Any gain realized on the sale or other disposition of the Remarketed Notes by a Non-U.S. holder will generally not be subject to United States federal income tax unless:

•	Such gain or income is effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by the Non-U.S. holder); or

•	Such Non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If the first bullet point above applies, the Non-U.S. holder will generally be taxed on its net gain derived from the sale or other disposition of the Remarketed Notes at the regular graduated rates and in the manner applicable to U.S. holders and, if the Non-U.S. holder is a foreign corporation, a 30% branch profits tax may also apply (or, if a tax treaty applies, such lower rate as may be provided thereunder).

If the second bullet point above applies, the Non-U.S. holder will be subject to a 30% tax on gain derived from the sale or disposition of the Remarketed Notes.

Backup Withholding and Information Reporting

Unless a U.S. holder is an exempt recipient, such as a corporation, payments made with respect to the Remarketed Notes may be subject to information reporting and may also be subject to United States federal backup withholding at the applicable rate if a holder of the Remarketed Notes fails to comply with applicable United States information reporting and certification requirements. Non-U.S. holders may be required to comply with certain certification procedures to establish that the holder is not a U.S. person in order to avoid information reporting and backup withholding tax.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules may be allowed as a credit against a Holder’s United States federal income tax liability provided such Holder furnishes the required information to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT BEING PROVIDED AS, OR INTENDED TO CONSTITUTE, TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING OR DISPOSING OF THE REMARKETED NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the Remarketed Notes.

The following is a summary of certain considerations associated with the purchase and holding of the Remarketed Notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans that are subject to Section 4975 of the Code including an individual retirement account (“IRA”) or by persons whose underlying assets are considered to include “plan assets” of such employee benefit plans or plans (each, an “ERISA Plan”). Certain benefit plans may be subject to federal, state, local, non-U.S. or other laws that are similar to such provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and, accordingly, may be subject to similar risks (together with ERISA Plans, “Plans”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons who are “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code), unless an exemption applies. A non-exempt prohibited transaction may have to be rescinded, and a fiduciary of an ERISA Plan that permits such a transaction may be subject to excise taxes or other liabilities under ERISA or the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The issuer may be a party in interest or disqualified person with respect to ERISA Plans from time to time, and the extension of credit is a transaction to which Section 406 of ERISA and Section 4975 of the Code applies. The acquisition and/or holding of Remarketed Notes by any ERISA Plan as to which the issuer, the Trust, a Remarketing Agent, the paying agent, the Indenture Trustee or certain of their respective affiliates is considered a party in interest or a disqualified person may result in a direct or indirect prohibited transaction under ERISA and/or Section 4975 of the Code, unless a statutory, class or individual prohibited transaction exemption applies.

Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code exempt the involvement of the assets of an ERISA Plan in connection with the sale or exchange of property with, the lending of money or other extension of credit with, or the transfer of plan assets to, or the use of plan assets by or for the benefit of, a person who is a party in interest or disqualified person if: (i) such person is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or by reason of certain relationships to such a service provider and is not a fiduciary (including by reason of rendering investment advice) with respect to the investment of plan assets involved in the transaction and (ii) the ERISA Plan pays no more than adequate consideration (as defined in such Sections).

In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the Remarketed Notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). A purchaser of any Remarketed Notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied and that the scope of the exemptive relief provided by any such exemption might not cover all acts which might be construed as prohibited transactions.

The Remarketed Notes should not be purchased or held by any Plan unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Representation

By acceptance of a Remarketed Note, each purchaser and subsequent transferee of a Remarketed Note will be deemed to have represented and warranted that either: (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Remarketed Note constitutes assets of any Plan or (ii) the purchase and holding of the Remarketed Note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code, or a similar violation under any applicable Similar Laws.

THE PRECEDING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL-INCLUSIVE. FIDUCIARIES OR OTHER PERSONS CONSIDERING PURCHASING THE REMARKETED NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN SHOULD CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT, INCLUDING THE POTENTIAL APPLICABILITY OF ANY EXEMPTION THERETO. EACH PURCHASER AND HOLDER OF THE REMARKETED NOTES HAS EXCLUSIVE RESPONSIBILITY FOR ENSURING THAT ITS PURCHASE AND HOLDING OF THE REMARKETED NOTES DOES NOT VIOLATE THE FIDUCIARY AND PROHIBITED TRANSACTION RULES OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS. THE SALE OF ANY REMARKETED NOTES TO ANY PLAN IS IN NO RESPECT A REPRESENTATION BY US OR ANY OF OUR AFFILIATES OR REPRESENTATIVES THAT SUCH AN INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH AN INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Remarketing is being conducted pursuant to the Remarketing Agreement. Under the Remarketing Agreement, the Remarketing Agents have agreed to use their commercially reasonable efforts to remarket the Remarketed Notes at a price which results in proceeds, net of the remarketing fees described below, of at least 100% of the Remarketing Value.

The Remarketing Agents will retain a total remarketing fee of           basis points (     %) of the total aggregate principal amount of the Remarketed Notes sold in the Remarketing. Neither we nor the holders of Remarketed Notes participating in this Remarketing will otherwise be responsible for any remarketing fee or commission in connection with this Remarketing.

We have been advised by the Remarketing Agents that they propose initially to remarket the Remarketed Notes to investors at the price to the public set forth on the cover page of this prospectus supplement.

The Remarketed Notes have no established trading market. The Remarketing Agents have advised us that they intend to make a market for the Remarketed Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Remarketed Notes.

To facilitate the remarketing of the Remarketed Notes, the Remarketing Agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Remarketed Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Remarketed Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the Remarketing Agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Remarketed Notes. In addition, we and the Remarketing Agents make no representation that the Remarketing Agents will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the Remarketing Agents against, or to contribute to payments that the Remarketing Agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Each of the Remarketing Agents has in the past provided, and may in the future provide, investment banking and underwriting services to us and our affiliates for which it has received, or will receive, customary compensation.

U.S. Bancorp Investments, Inc., a Remarketing Agent for this offering, is a subsidiary of U.S. Bancorp. Accordingly, the offering of the Remarketed Notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which U.S. Bancorp Investments, Inc. or any affiliate has investment discretion are not permitted to purchase the Remarketed Notes, either directly or indirectly, without the specific written approval of the accountholder.

We or our affiliates may from time to time purchase any of the Remarketed Notes that are then outstanding by tender, in the open market or by private agreement. Moreover, we have authorized one or more of our affiliates to participate in the remarketing and submit orders to purchase up to 30% of the Remarketed Notes.

This prospectus may also be used by U.S. Bancorp’s broker-dealer subsidiaries or other subsidiaries or affiliates of U.S. Bancorp in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries may act as principal or agent in such transactions.

OFFERING RESTRICTIONS

The Remarketed Notes are offered for sale in those jurisdictions where it is lawful to make such offers. No action has been taken, or will be taken, which would permit a public offering of the Remarketed Notes in any jurisdiction outside the United States.

Each of the Remarketing Agents has severally represented and agreed that it has not offered, sold or delivered and it will not offer, sell or deliver or indirectly, any of the Remarketed Notes, in or from any jurisdiction except under circumstances that are reasonably designed to result in compliance with the applicable laws and regulations thereof.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), each Remarketing Agent represents that it has not made and will not make an offer of the Remarketed Notes to the public in that relevant member state, except that it may make an offer of the Remarketed Notes to the public in that relevant member state at any time under the following exemptions under the Prospectus Directive (as defined below), if they have been implemented in that relevant member state: (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; (ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the joint book-running managers for any such offer; or (iv) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Remarketed Notes shall result in a requirement for the publication by us or any Remarketing Agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of the Remarketed Notes to the public” in relation to any Remarketed Notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Remarketed Notes to be offered so as to enable an investor to decide to purchase or subscribe to purchase the Remarketed Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and references to the “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each Remarketing Agent represents that, in connection with the distribution of the Remarketed Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA, of the United Kingdom) received by it in connection with the issue or sale of such Remarketed Notes or any investments representing the Remarketed Notes in circumstances in which section 21(1) of the FSMA does not apply to us and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Remarketed Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Remarketed Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Remarketed Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Remarketed Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Remarketed Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each Remarketing Agent has agreed that it will not offer or sell any Remarketed Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Remarketed Notes may not be circulated or distributed, nor may the Remarketed Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Remarketed Notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, Remarketed Notes and units of shares and Remarketed Notes of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Remarketed Notes under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

LEGAL MATTERS

The due authorization, execution and delivery of the Remarketed Notes and the validity of the Remarketed Notes will be passed upon for us by Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. The Remarketing Agents are represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement, as amended. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

800 Nicollet Mall
Minneapolis, Minnesota 55402
(651) 466-3000

U.S. Bancorp

Senior Notes
Subordinated Notes
Junior Subordinated Notes
Common Stock
Preferred Stock
Depositary Shares
Debt Warrants
Equity Warrants
Units
Stock Purchase Contracts
Guarantees

USB Capital XIII
USB Capital XIV
USB Capital XV
USB Capital XVI

Capital Securities
Fully and unconditionally guaranteed by U.S. Bancorp

The securities of each class may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

These securities will be equity securities or unsecured obligations of U.S. Bancorp or the Trusts and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Our common stock is listed on the New York Stock Exchange under the symbol “USB.”

U.S. Bancorp, or any of the trusts named above, any other trusts affiliated with U.S. Bancorp or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is January 27, 2011

The words “USB,” “Company,” “we,” “our,” “ours” and “us” refer to U.S. Bancorp and its subsidiaries, and “Trust” or “Trusts” refer to one or all of USB Capital XIII, USB Capital XIV, USB Capital XV and USB Capital XVI, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	Current Reports on Form 8-K filed January 20, 2010 (two reports), February 4, 2010, February 18, 2010, March 10, 2010, April 20, 2010 (two reports), April 22, 2010, May 10, 2010, June 8, 2010, June 10, 2010, July 21, 2010, October 14, 2010, November 2, 2010, November 15, 2010, November 19, 2010 and January 19, 2011 (other than, in each case, information that is deemed furnished or otherwise not to have been filed in accordance with SEC rules); and

•	the description of our common stock set forth in our registration statement on Form 8-A filed under the Exchange Act on October 6, 1994, by First Bank System, Inc. (now known as U.S. Bancorp), including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55402
Attn: Investor Relations Department
(612) 303-0799 or (866) 775-9668

The Trusts have no separate financial statements. The statements would not be material to holders of the securities because the Trusts have no independent operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures, investments in or advances to existing or future subsidiaries, repayment of maturing obligations and refinancing of outstanding indebtedness. Pending such use, we may temporarily invest the proceeds or use them to reduce short-term indebtedness. We will not directly receive any of the proceeds from any remarketing or other resale transaction involving the securities after their initial sale. The applicable prospectus supplement provides more details on the use of proceeds of any specific offering.

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VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, Squire, Sanders & Dempsey (US) LLP, Cincinnati, Ohio. Richards, Layton & Finger P.A., Wilmington, Delaware, special Delaware counsel for the Trusts, will pass on some legal matters for the Trusts. Squire, Sanders & Dempsey (US) LLP will rely on the opinion of Richards, Layton & Finger, P.A., Wilmington, Delaware as to matters of Delaware law regarding the Trusts. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, our independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

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$676,378,000

     % Remarketed Junior Subordinated Notes due 2016

Joint Lead Remarketing Agents

Deutsche Bank Securities
Structuring Advisor

Credit Suisse

U.S. Bancorp Investments, Inc.

January   , 2011